EXHIBIT 3

                         AMENDED AND RESTATED AGREEMENT

                             OF GENERAL PARTNERSHIP

                                       OF

                                EWING & PARTNERS


     This Agreement of General Partnership (the "Agreement") is made by and between Timothy Gordon Ewing of Dallas, Texas ("TGE") and Ewing Asset Management, L.L.C., a Texas limited liability company ("EAM") (together, the "Partners") as of the 1st day of January 1998.

                                    RECITALS

     A. Pursuant to an Agreement of General Partnership dated as of September 1, 1991 (the "Original Agreement"), Richard Welton Fisher ("RWF") and TGE formed the Partnership which, prior to the date hereof, has been known as "Fisher Ewing Partners."

     B. Pursuant to a Withdrawal Agreement effective as of December 31, 1997 (the "Withdrawal Agreement"), RWF has withdrawn from the Partnership and TGE and EAM have acquired RWF's interest in the Partnership such that, after consummation of the transactions contemplated by the Withdrawal Agreement, TGE owns 99% of the partnership interests of the Partnership and EAM owns 1% of the partnership interests of the Partnership.

     C. The Partners desire to continue the Partnership without dissolution and to amend and restate the original agreement in its entirety.

     In consideration of the covenants and conditions contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Partners agree as follows:

     1. Continuation. The Partners hereby agree to continue the Partnership without dissolution as a general partnership in accordance with the provisions of the Revised Partnership Act of the State of Texas and on the terms and conditions set forth in this Agreement.

     2. Name. The business of the Partnership will be conducted under the name "Ewing & Partners."



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     3. Term. The term of the Partnership  commenced effective September 1, 1991 and will continue until December 31, 2050, unless previously terminated in accordance with the terms of this Agreement.

     4. Purpose. The purposes of this Partnership are (a) to operate the General Partnership of Value Partners, Ltd.; (b) engage in any and all activities related or incident to the rendition of such services, and (c) to engage in any and all other activities as the Partners may agree. Neither Partner will be obligated to make available to the Partnership any business opportunities by either of them that are not within the scope of the business and purpose of the Partnership described in this Section 4.

     5. Partnership Interests. The partnership interests of the Partners (the "Partnership Interest") will be: TGE, 99%; EAM 1%.

     6. Contributions and Distributions. The Partners will fund all capital requirements of the Partnership in accordance with their Partnership Interests. The Partnership will annually, as soon as practicable after the close of the fiscal year of the Partnership, distribute all funds received by it to the Partners in accordance with their Partnership Interests; provided, that the Partnership may retain funds within the Partnership to the extent the Managing Partner determines to be reasonable for the conduct of its business and fulfillment of its purposes. Notwithstanding the foregoing, the Managing Partner may, in his discretion, cause the Partnership to make more frequent distribution to the Partners in accordance with their Partnership Interests.

     7. Allocations.

         (a) All income, gains, losses, and deductions will be allocated to the Partners in accordance with their Partnership Interests.

         (b) If any interest in the Partnership is sold, assigned or transferred during any fiscal year, all items of income, gain, loss, deduction and credit attributable to the transferred interest for such period will be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with section 706(d) of the Internal Revenue Code, using any conventions permitted by law and selected by the Partners.

     8. Management.

         (a) The holder or holders of Partnership Interests aggregating more than 50% may at any time vote to elect new partners or dismiss existing partners from the Partnership.

         (b) The holder or holders of Partnership Interests aggregating more than 50% will designate a Managing Partner who will serve until his successor is designated. TGE shall serve as Managing Partner until his successor is duly designated or until his earlier

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death,  resignation  or removal.  The Managing  Partner will have the  exclusive authority  to operate  and manage the  day-to-day  business  and  affairs of the
Partnership.   Persons  dealing  with  the  Partnership  are  entitled  to  rely conclusively on the power and authority of the Managing Partner as set forth in this Agreement. In no event will any person dealing with the Managing Partner with respect to any business, property or asset of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act of the Managing Partner; and every contract, agreement, deed, mortgage, security agreement, promissory note, or other instrument or document executed by the Managing Partner with respect to any business, property or asset of the Partnership will be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and delivery thereof, this Agreement was in full force and effect; (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all the Partners; and (iii) the Managing Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

         (c) The Managing Partner is hereby granted the right, power and authority to do in the name of and on behalf of the Partnership all things that, in the Managing Partner's sole judgment, are necessary, proper or desirable to carry out its duties and responsibilities including, without limitation, the right, power and authority to:

              (i) dispose of Partnership assets in the exercise of any rights or powers possessed by the Managing Partners under this Agreement;

              (ii) enter into agreements containing such terms, provisions and conditions as the Managing Partner, in his discretion, approves;

              (iii) purchase from or through other contracts of liability, casualty, and other insurance that the Managing Partner deems advisable for the protection of the Partnership and the Partners with respect to the Partnership's operations or for any purpose convenient or beneficial to the Partnership;

              (iv) incur indebtedness, grant mortgage liens on Partnership assets, pledge, and otherwise encumber Partnership assets, and subordinate the interest of the Partnership in any asset to any indebtedness or interest, whether newly created or preexisting;

              (v) sell, exchange, lease, or otherwise dispose of, on such terms and conditions as the Managing Partner deems advisable, appropriate or convenient, any of the assets of the Partnership;


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              (vi)   invest in  short-term  debt  obligations  such funds as are
                     temporarily   not   required   for  the   purpose   of  the
                     Partnership's   operations  or  distributions  pursuant  to
                     Section 6.

              (vii) delegate all or any of the Managing Partner's duties under this Agreement and, in furtherance of any such delegation, appoint, employ, or contract with any person for the transaction of the business of the Partnership, which persons may, under the supervision of the Managing Partner, act as consultants, accountants, attorneys, brokers, escrow agents, or any other capacity deemed by the Managing Partner necessary or desirable and pay appropriate fees to any such persons.

              (viii) prepare, or have prepared, and file all tax returns for the
                     Partnership and make all tax elections for the Partnership, including any special basis adjustments pursuant to section 754 of the Internal Revenue Code, provided, however, that the Partner benefiting from such election will reimburse the Partnership for any additional costs incurred by the Partnership in making the election for and on behalf of the Partnership;

              (ix)   institute,   prosecute,   defend,  and  settle  any  legal,
                     arbitration or administrative actions or proceedings on behalf of or against the Partnership; and

              (x) employ, terminate the employment of, supervise and compensate such persons or entities for and in connection with the business of the Partnership and the acquisition, development, improvement, operation, maintenance, management, leasing, financing, refinancing, sale, exchange or other disposition of any assets of the Partnership or any interest in any of such assets as the Managing Partner, in his sole discretion, deems necessary or desirable.

         (d) Notwithstanding the powers of the Managing Partner set forth in this Section 8, without the consent of all the Partners, the Managing Partner will not have the right or power to:

              (i) do any act in contravention of this Agreement as amended from time to time;

              (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership;

              (iii)  confess a judgment against the Partnership;

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              (iv)   possess  Partnership  property,  or assign any  Partnership property for other than a Partnership purpose;

              (v) admit a person as a Partner other than as provided in this Agreement; or

              (vi)   amend this Agreement.

         (e) The Managing Partner is hereby designated as the "Tax Matters Partner" under Section 6331(a)(7) of the Internal Revenue Code, to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters.

     (9) Dissolution. The Partnership will be dissolved upon the occurrence of any of the following events unless the Partners agree in writing to the contrary: (a) the death, bankruptcy, resignation or dismissal of any Partners (the "Departing Partner"); (b) the receipt by the Partnership of the final payment due on any sale of all or substantially all of the Partnership's assets; or (c) the agreement of each of the Partners to dissolve the Partnership. In the event of a dissolution of the Partnership pursuant to clause (a) above, each Partner (or its legal representative or successor) will submit the cash purchase price at which it would be willing to purchase an undivided 100% interest in the Partnership in accordance with conditions set by the Managing Partner. Whichever Partner submits the higher price will purchase the interest of the Departing Partner for an amount equal to the product of such price multiplied by the Partnership Interest of such other Partner.

     10. Transfer.

         (a) No Partner will be permitted to assign, transfer, sell, pledge, hypothecate, mortgage, encumber, give, abandon, or otherwise dispose of all or any part of its interest in the Partnership (by operation of law or otherwise) without the prior consent of the voting majority of the other Partners.

         (b) No transferee or assignee of any interest in the Partnership (whether by death or divorce of any Partner, voluntary or involuntary transfer, or otherwise) will, without the consent of a voting majority of the Partnership,
(i) be entitled to influence or interfere in the management or administration of the business or affairs of the Partnership; (ii) have any rights or privileges with respect to the Partnership other than those of any "assignee" under the Texas Uniform Partnership Act; or (iii) be considered a partner in this Partnership.

     11. Binding Effect. Except as otherwise provided in this Agreement, this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and assigns.


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     12.  Additional  Documents.  Each  Partner  hereby  agrees to execute  such additional documents as may be reasonably necessary to carry out the purposes of the Partnership.

     IN WITNESS WHEREOF, the Partners have executed this Agreement as of the day and year first above written.



                                         /s/ Timothy Gordon Ewing
                                         ------------------------
                                         Timothy Gordon Ewing

                                         EWING ASSET MANAGEMENT, L.L.C.



                                         By:     /s/ Timothy Gordon Ewing
                                            -----------------------------
                                                 Timothy Gordon Ewing, Manager







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